United States

Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2026

Midland States Bancorp, Inc.
(Exact Name of Registrant as Specified in Charter)

Illinois	001-35272	37-1233196
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Network Centre Drive
Effingham, Illinois 62401
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (217) 342-7321

N/A
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	MSBI	The Nasdaq Stock Market LLC
Depositary Shares (each representing a 1/40th interest in a share of 7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, $2.00 par value)	MSBIP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 5, 2026, Eric Lemke was terminated from his position as Chief Financial Officer of Midland States Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Midland States Bank (the “Bank”), and no longer serves as the Company’s principal financial officer or principal accounting officer.

On March 5, 2026, the Company appointed Claire Stack, age 37, as Vice President – Chief Accounting Officer and interim Chief Financial Officer, and in such role will serve as the Company’s principal financial officer and principal accounting officer. Ms. Stack has served as the Company’s Corporate Controller since joining the Company in November 2025. She brings more than fifteen years of accounting and finance leadership experience within the financial services sector, including public bank accounting, SEC reporting, internal controls, and audit and regulatory compliance. Ms. Stack is a Certified Public Accountant (CPA) and previously served as Corporate Controller at Steelcase, Inc., a publicly traded furniture company, and held various senior leadership positions in accounting and finance at CliftonLarsonAllen LLP, a public accounting firm, Agracel, Inc., an industrial real estate developer, PricewaterhouseCoopers LLP, and KPMG LLP. She holds a Bachelor of Science in Accounting and Technology Management from Indiana University’s Kelley School of Business.

In connection with the appointment, the Company and the Bank entered into a Change of Control Agreement with Ms. Stack, which provides for an initial term through December 31, 2026, with an automatic renewal for additional one-year periods commencing on each January 1 thereafter, unless either party provides written notice of nonrenewal at least 90 days prior to December 31 of each year. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for a one-year period following the change in control. Following Ms. Stack’s termination of employment, she will generally be subject to non-solicitation and non-competition restrictions for a period of 12 months. In the event Ms. Stack’s employment is terminated by the Company other than for cause, death, or disability, or she resigns for good reason, in any case, not in connection with a change in control, she will be entitled to receive severance pursuant to the Company’s general severance plan or policy in effect at the time of termination, or if such termination is in connection with a change in control, she will be entitled to a payment equal to 150% of the sum of her salary plus the average of her bonus payments for the prior three years. In addition, upon such a qualifying termination, she will be entitled to COBRA coverage at employee rates for up to 12 months. Our obligation to make payments to Ms. Stack under her change of control agreement is conditioned on her execution of a general release and waiver of any and all claims with respect to her employment with the Company.

The foregoing summary of the Change of Control Agreement is qualified in its entirety by the form of such agreement, which is filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and incorporated herein by reference.

SignatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2026	Midland States Bancorp, Inc.

	By:	/s/ Claire Stack
Claire Stack
Vice President, Chief Accounting Officer